EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              VT DEVELOPMENT, INC.

               (under Section 245 of the General Corporation Law)

         The undersigned corporation hereby amends, revises and restates, in its entirety, the Certificate of Incorporation of the corporation, originally filed under its then name "VT Development, Inc." by the Secretary of State of the State of Delaware on January 28, 1997, as follows:

FIRST: The name of the corporation is SELECT THERAPEUTICS INC. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is c/o UNITED CORPORATE SERVICES, INC., 15 East North Street, in the City of Dover, County of Kent, State of Delaware, 19901. The name of the registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, of which Ten Million (10,000,000) shares shall be designated common stock and shall have a par value of $.0001 per share and One Million (1,000,000) shares shall be designated preferred stock and shall have a par value of $.0001 per share.

            The Corporation's Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article "FOURTH", to provide for the issuance of the above authorized preferred stock in series, and by filing a certificate of designations pursuant to Section 151 of the General Corporation Law of the State of Delaware, as the same may be amended, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such

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            series and the qualifications, limitations or restrictions thereof.

            The authority of the Board of Directors  with respect to each series
            shall  include,   but  not  be  limited  to,  determination  of  the
            following:

                    (a) The number of shares  constituting  that  series and the distinctive designation of that series;

                    (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                    (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                    (d) Whether  that series shall have  conversion  privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

                    (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                    (f) The rights of the shares of that  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority of payment of shares of that series; and

                    (g) Any other relative  rights,  preferences and limitations of that series.

            Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on common shares with respect to the same dividend period.

FIFTH: The name and mailing address of the incorporator of the Corporation is as follows:

                                    Bruce S. DePaola
                                    c/o Hofheimer Gartlir & Gross, LLP
                                    633 Third Avenue

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                                    New York, New York 10017

SIXTH:      The Corporation is to have perpetual existence.

SEVENTH: The number of directors which shall constitute the whole Board of Directors of the Corporation shall be designated in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, without the need for shareholder approval.

NINTH: In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable for monetary damages for breach of his/her fiduciary duty as a director. The Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time. Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ELEVENTH:   Meetings of  stockholders  of the  Corporation may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any contrary provision contained in the General Corporation Law of the State of Delaware) outside of the State of Delaware at such place or places as may

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            be designated  from time to time by the Board of Directors or in the
            By-laws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH  This  restated  Certificate  of  Incorporation  was duly  adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware

     IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made herein are true under the penalties of perjury, this 17th day of July, 1997.

                                                        /s/ Robert Bender
                                                         -----------------------
                                                         Robert Bender, Chairman

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